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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): November 19, 2003


                       APPLIED DIGITAL SOLUTIONS, INC.
           (Exact name of registrant as specified in its charter)

          MISSOURI                 000-26020                 43-1641533
          --------                 ---------                 ----------
       (State or other      (Commission File No.)         (IRS Employer
       jurisdiction of                                 Identification No.)
       incorporation)


                        400 ROYAL PALM WAY, SUITE 410
                          PALM BEACH, FLORIDA 33480
                  (Address of principal executive offices)

                                561-805-8000
            (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS.

         The Company Satisfies in Full Its Obligations Under Its $10.5 million aggregate principal amount of 8.5% Convertible Exchangeable Debentures.

         On November 12, 2003, Applied Digital Solutions, Inc. (Nasdaq:
ADSX) announced that it had entered into a letter agreement with the purchasers of its $10.5 million aggregate principal amount of 8.5% Convertible Exchangeable Debentures ("the Debentures") that were issued on June 30, 2003. Under the letter agreement, the purchasers were required to convert a minimum of 50% of the outstanding principal amount of the Debentures plus all accrued and unpaid interest into shares of the Company's common stock on November 12, 2003, the First Conversion Date at a conversion price of $0.35 per share. In addition, the purchasers were required to convert any remaining outstanding principal amount of the Debentures plus accrued interest on or before November 19, 2003, the Second Conversion Date. The conversion price for the Second Conversion Date was 84% of the volume weighted average trading price of the Company's common stock for the five trading days prior to November 17, 2003, which average was $0.4406. On November 19, 2003, the remaining outstanding principal amount was converted and the Company's obligations under the Debentures have been satisfied in full. The Company has issued an aggregate of 27.7 million shares of its common stock in connection with the conversions taking place on the First and Second Conversion Dates.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

         None.




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                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    APPLIED DIGITAL SOLUTIONS, INC.

                                    By:   /s/ Evan C. McKeown
                                       ----------------------------------------
                                    Name:  Evan C. McKeown
                                    Title: Senior Vice President and
                                           Chief Financial Officer

Dated: November 20, 2003